EXHIBIT 4.1


                                 LOAN AGREEMENT


         THIS LOAN AGREEMENT is made and entered into as of the 10th day of November, 2004 (the "Effective Date"), by and among B&B ARMR CORPORATION, a Delaware corporation, with its principal office and mailing address at 14113 Main Street, Norwood, Louisiana 70761 (hereinafter called the "Borrower"), BRIAR CAPITAL, L.P., a Texas limited partnership, with principal office at 1500 City West Boulevard, Suite 225, Houston, Harris County, Texas 77042 (hereinafter called the "Lender"), INTEGRATED SECURITY SYSTEMS, INC., a Delaware corporation ("ISSI"), INTELLI-SITE, INC., a Texas corporation ("Intelli"), and as validity guarantors, C.A. RUNDELL, JR., an individual ("Rundell"), PETER BEARE, an individual ("Beare"), and TED WLAZLOWSKI, an individual ("Wlazlowski").


                              W I T N E S S E T H:


         For and in consideration of the mutual covenants and agreements herein contained and of the loans and commitment hereinafter referred to, the Borrower and the Lender agree as follows:

                                    ARTICLE I

                                  GENERAL TERMS

         Section 1.01 Certain Definitions. As used in this Agreement, the following terms shall have the following meanings, unless the context otherwise requires:

                "Accounts" shall have the definition as set forth in ss.9.102(2) of the Texas Business and Commerce Code, as amended.

                "Accounts Advance Amount" shall mean at any time an amount equal to the product of Eligible Accounts times a percentage (the "Accounts Advance Percentage"), which shall initially be eighty percent (80%); Lender shall have the right at any time, and from time to time, in its sole discretion, to revise the Accounts Advance Percentage.

                "Affiliate" shall mean any Person controlling, controlled by or under common control with any other Person. For purposes of this definition, "control" (including "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or otherwise. Without limiting the generality of the foregoing, for purposes of this Agreement, Borrower, Guarantors, and each of their respective Subsidiaries shall be deemed to be Affiliates of one another.

                "Agreement"  shall  mean this Loan  Agreement,  as the
         same  may  from  time  to  time  be   amended,   modified  or
         supplemented.

                "Anti-Terrorism Laws" shall mean any and all present and future judicial decisions, statutes, rulings, rules, regulations, permits, certificates, orders and ordinances of any governmental authority relating to terrorism or money laundering, including, without limiting the generality of the foregoing, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Pub. L. No. 107-56); the Trading with the Enemy Act (50 U.S.C.A. App. 1 et. seq.); the International Emergency Economic Powers Act (50 U.S.C.A. ss.1701-06); Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (relating to "Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism") and the United States Treasury Department's Office of Foreign Assets Control list of "Specifically Designated National and Blocked Persons" (as published from time to time in various
         media,      including,       without      limitation,      at
         http:www.treas.gov/ofac/t11sdn.pdf).

                "Blocked Account" shall mean that certain account established by Borrower and Lender at a bank acceptable to Lender into which Borrower shall deposit certain receipts, as set forth in Section 4.11 hereof.

                "Blocked Account Agreement" shall mean that certain Blocked Account Agreement of even date herewith executed by and among Bank One, N.A., Borrower, and Lender regarding the establishment of the Blocked Account at a financial institution acceptable to Lender and setting forth Lender's security interest in such Blocked Account, the form of which Blocked Account Agreement is attached hereto as Exhibit "1.1A".

                "Borrower" shall have the meaning given to such term in the first paragraph of this Agreement.

                "Borrower's   Facilities"  shall  mean  those  certain
         facilities described in Section 5.07 hereof.

                "Borrowing Base" shall mean at any time an amount not to exceed the lesser of: (1) Three Million and No/100 Dollars ($3,000,000.00), or (2) (a) the Accounts Advance Amount determined as of the date the Borrowing Base is calculated, plus (b) the Inventory Advance Amount as of the date of the Borrowing Base is calculated. The Borrowing Base will not include any Properties of Subsidiaries.

                "Business Day" shall mean any day on which Reference Bank is open for the conduct of general banking business.

                "Closing" shall mean the date and time for closing the transaction contemplated hereby, described in Section 7.01 hereof.

                "Closing Fee" shall mean the fee payable by Borrower as described in Section 2.12 hereof.

                "Commitment" shall mean the obligation of the Lender to make loans to the Borrower under Section 2.01 hereof, up to the maximum amount therein stated.

                "Default" shall mean the occurrence of any of the events specified in Article VI hereof, whether or not any requirement for notice or lapse of time or other condition precedent has been satisfied.

                "DTPA"   shall   mean  the   Texas   Deceptive   Trade
         Practices-Consumer Protection Act, Subchapter E of Chapter 17 of the Texas Business and Commerce Code.

                "EBITDA" means an amount equal to Net Income plus the sum of interest, taxes, depreciation, amortization, and corporate management fee.

                "Effective Date" shall have the meaning given to such term in the first paragraph of this Agreement.

                "Eligible Accounts" shall mean at any time an amount equal to the gross amount owing on all trade accounts receivable of the Borrower for goods sold or leased or services rendered, in which the Lender has a valid, exclusive, fully perfected, first priority lien or security interest (except for Liens permitted under Section 5.02 hereof), which conform to the warranties contained herein and which, at all times, continue to be acceptable to Lender in the exercise of its sole judgment, after deducting, without duplication, the sum of (a) the amount of any returns, discounts, claims, credits and allowances of any nature (whether issued, owing, granted, claimed or outstanding) to such accounts, and (b) reserves for any such accounts that arise from or are subject to or include: (i) sales to the United States of America, any state or other governmental entity or to any agency, department or division thereof, except for any such sales as to which the Borrower has complied with the Assignment of Claims Act of 1940 or any other applicable statute, rules or regulation, to Lender's satisfaction in the exercise of its reasonable business judgment; (ii) foreign sales, other than sales which otherwise comply with all of the other criteria for eligibility hereunder and are (A) secured by letter of credit (in form and substance satisfactory to Lender) issued or confirmed by, and payable at, banks having a place of business in the United States of America, or (B) to customers residing in Canada; (iii) Accounts that remain unpaid more than ninety (90) days from invoice date or sixty (60) days from due date; (iv) contra accounts; (v) sales to any parent, Subsidiary, division, or any other company affiliated with the Borrower or its parent or Subsidiaries in any way; (vi) bill and hold (deferred shipment) or consignment sales; (vii) sales to any customer which is (A) insolvent, (B) the debtor in any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceedings under any federal or state law, (C) negotiating, or has called a meeting of its creditors for purposes of negotiating, a compromise of its debts, or (D) financially unacceptable to Lender or has a credit rating unacceptable to Lender; (viii) all sales to any customer if twenty-five percent (25%) or more of the aggregate dollar amount of all outstanding invoices to such customer are more than sixty (60) days past due or unpaid more than ninety (90) days from invoice date; (ix) sales to any customer and/or its affiliates to the extent such sales exceed at any one time ten percent (10%) or more of all Eligible Accounts; (x) pre-billed receivables and receivables arising from progress billing or purchase orders; (xi) an amount representing, historically, returns, discounts, claims, credits, allowances and applicable terms; (xii) sales not payable in United States currency; (xiii) all Accounts owed by account debtors in excess of the limit of total Accounts, if any, that is established and/or revised by Lender from time to time, in Lender's sole and exclusive discretion, for such account debtor; (xiv) Accounts for projects in which Borrower hired subcontractors but has not delivered to Lender an executed release of lien from said subcontractors; and (xv) any other reasons deemed necessary by Lender in its sole judgment, including without limitation, those which are customary either in the commercial finance industry or in the lending practices of Lender. Notwithstanding the foregoing limitations and concentrations, however, the standards of eligibility for Eligible Accounts may be set and may be revised from time to time solely by the Lender in its exclusive judgment.

                "Eligible Inventory" shall mean the Borrower's Inventory that is subject to a valid, exclusive, first priority and fully perfected security interest in favor of Lender and which conforms to the warranties contained herein and which, at all times continues to be acceptable to Lender in the exercise of its reasonable judgment, less, without duplication, any (a) work-in-progress (whether listed or determined by Lender's inspection), (b) goods privately labeled for a customer (whether listed or determined by Lender's inspection), (c) Inventory not present in the United States of America, (d) Inventory returned or rejected by the Borrower's customers (other than goods that are undamaged and resaleable in the normal course of business) and goods to be returned to the Borrower's suppliers, (e) Inventory in transit to third parties (other than to the Borrower's agents or warehouses), or in the possession of a warehouseman, bailee, third party processor, or other third party, unless such warehouseman, bailee or third party has executed a notice of security interest agreement (in form and substance satisfactory to Lender) and Lender shall have a first priority perfected security interest in such Inventory, (f) any damaged or worthless goods (whether listed or determined by Lender's inspection), (g) unsold Inventory owned by Borrower for at least two (2) years, (h) categories of Inventory for which the individual components of which have not turned over at least twice in the previous twelve (12) months, (i) finished goods, and (j) any reserves required by Lender in its sole discretion, including, without limitation for special order goods, discontinued, slow-moving and obsolete Inventory, market value declines, bill and hold (deferred shipment), consignment sales, shrinkage and any applicable customs, freight, duties and taxes.

                Standards of eligibility for Eligible Inventory may be set and may be revised from time to time solely by the Lender in its exclusive judgment.

                "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                "Event of Default" shall mean the occurrence of any of the events specified in Article VI hereof, provided that any requirement for notice or lapse of time or any other condition precedent has been satisfied.

                "Financial Statements" shall mean the consolidated and consolidating financial statement or statements of the Borrower and its Subsidiaries described or referred to in
         Section 3.06 hereof.

                "GAAP" means generally accepted accounting principles, applied on a consistent basis, as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Account Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question. Accounting principles are applied on a "consistent basis" when the accounting principles applied in a current period are comparable in all material respects to those accounting principles applied in a preceding period.

                "Guaranties"   shall  mean  those   certain   guaranty
         agreements referenced in Section 7.10.

                "Guarantors"  shall  mean,   collectively,   ISSI  and
         Intelli, as defined and referred to in the preamble.

                "Indebtedness" shall mean any and all amounts owing or to be owing by the Borrower to the Lender in connection with the Note, this Agreement, the Security Instruments, and other liabilities of the Borrower to the Lender from time to time existing, including without limitation guaranties of indebtedness, letters of credit and obligations acquired from third Persons, whether in connection with this or other transactions.

                "Inventory" shall mean all personal property held by Borrower for sale or lease, including but not limited to, raw materials, finished goods, work-in-process, packaging materials and items located offsite, in which Lender has a perfected, first priority lien or security interest (subject to liens, if any, described in Section 5.02).

                "Inventory  Advance  Amount" shall mean at any time an
         amount equal to the lesser of: (1) product of the book value of the Eligible Inventory times a percentage (the "Inventory Advance Percentage"), which shall initially be twenty percent (20%), and (2) $300,000 (the "Maximum Inventory Advance Amount"); provided, however, that (i) under no circumstances shall the aggregate Inventory Advance Amount exceed twenty-five percent (25%) of the Accounts Advance Amount, and
         (ii) Lender shall have the right at any time, and from time to time, in its sole discretion, to revise the Inventory Advance Percentage and/or the Maximum Inventory Advance Amount.

                "Lender" shall have the meaning given to such term in the first paragraph of this Agreement.

                "Lien" shall mean any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest or lien arising from a mortgage, security agreement, deed of trust, assignment, collateral mortgage, chattel mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment, bailment for security purposes or certificate of title lien. The term "Lien" shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

                "Loan" shall mean the loan from Lender to Borrower made the subject of this Agreement.

                "Maximum Credit Facility" shall mean the maximum amount of funds Lender have agreed to advance to the Borrower under the Note, which amount shall not exceed Three Million and No/100 Dollars ($3,000,000.00).

                "Maximum Nonusurious Interest Rate" shall mean the maximum nonusurious interest rate allowable under applicable United States federal law and under the laws of the State of Texas as presently in effect and, to the extent allowed by such laws, as such laws may be amended from time to time to increase such rate.

                "Net Income" or "net income" means the net income (or loss) of a Person for any applicable period of determination, determined in accordance with GAAP.

                "Note" shall mean the promissory note or notes (whether one or more) of the Borrower described in Section
         2.01 hereof, together with any and all renewals, extensions, increases or rearrangements thereof. The "Note" shall include, without limitation, the Revolving Promissory Note.

                "Person" shall mean any individual, corporation, partnership, joint venture, limited liability company, association, joint stock company, trust, trustee, unincorporated organization, government or any agency or political subdivision thereof, or any other form of entity.

                "Plan" shall mean any Plan subject to Title IV of ERISA and maintained by the Borrower or any Subsidiary, or any such plan to which the Borrower or any Subsidiary is required to contribute on behalf of its employees.

                "Prime Rate" shall mean the greater of: (i) four and one quarter percent (4.25%), or (ii) the variable rate of interest per annum established by Reference Bank from time to time as its "prime rate." Such rate is set by Reference Bank as a general reference rate of interest, taking into account such factors as Reference Bank may deem appropriate, it being understood that many of Reference Bank's commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that Reference Bank may make various commercial or other loans at rates of interest having no relationship to such rate.

                "Prohibited Person" shall mean any person or entity that (i) is specifically named or listed in, or otherwise prohibited from engaging in transactions with Lender due to, any Anti-Terrorism Laws, (ii) is owned or controlled by, or acting for or on behalf of, any person or entity specifically named or listed in, or otherwise prohibited from engaging in transactions with Lender due to, any Anti-Terrorism Laws,
         (iii) Lender is prohibited from dealing with, or engaging in any transaction with, pursuant to any Anti-Terrorism Laws, or
         (iv) is affiliated with any person or entity described in clauses (i)-(iii) of this definition.

                "Property" shall mean any interest in any kind of tangible or intangible property or asset.

                "Reference Bank" shall mean Wells Fargo Bank, a national banking association, and its successors and assigns, or such other national banking association as may be selected by Lender from time to time.

                "Revolving Promissory Note" shall mean the promissory note of the Borrower described in Subsection 2.01(a) hereof and being in the form of note attached as Exhibit "1.1B" hereto, and all renewals, extensions, modifications and rearrangements thereof.

                "RICO" shall mean the Racketeer Influence and Corrupt Organization Act of 1970, as amended.

                "Security Instruments" shall mean this Agreement, the Note, the agreements or instruments described or referred to in Sections 7.09, 7.10 and 7.12 hereof, and any and all other agreements or instruments now or hereafter executed and delivered by the Borrower, any Subsidiary or any other Person (other than solely by the Lender and/or any bank or creditor participating in the benefits of loans evidenced by the Note or any collateral or security therefor) in connection with, or as security for the payment or performance of, the Notes or this Agreement.

                "Subsidiary" shall mean any corporation of which more than fifty percent (50%) of the issued and outstanding securities having ordinary voting power for the election of directors is owned or controlled, directly or indirectly, by the Borrower and/or one or more of its subsidiaries and/or one or more shareholders of the Borrower; provided, that any such corporation of which more than fifty percent (50%) of such securities is owned by the shareholders of the Borrower, and none of which securities are owned by the Borrower or any subsidiary of the Borrower, shall not be deemed a Subsidiary hereunder.

                "Tangible Net Worth" shall mean as of any date, the amount by which the Borrower's assets less (i) patents, copyrights, trademarks, tradenames, franchises, goodwill, experimental expenses and other similar intangibles net of accumulated amortization; (ii) unamortized debt discount and expense; (iii) assets located and notes due from obligors domiciled outside the United States of America; and (iv) obligations due to the Borrower from shareholders or other related parties, as of such date exceed the Borrower's liabilities as of such date.

                "Termination  Date" shall mean that certain date which
         is  three  (3)  years  after  the  Effective   Date  of  this
         Agreement.

                "Validity   Guarantors"   shall  mean,   collectively,
         Rundell, Beare, and Wlazlowski, as defined in the preamble.

         Section 1.02 Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, this shall be done in accordance with GAAP, except where such method is inconsistent with the requirements of this Agreement.

                                   ARTICLE II

                            AMOUNT AND TERMS OF LOAN

         Section 2.01 The Loans and Commitment. Subject to the terms and conditions and relying on the representations and warranties contained in this Agreement, the Lender agrees to make the following loans to the Borrower:

                (a) Revolving Credit Loans. From the date of this Agreement through the Termination Date, the Lender may make revolving credit loans to the Borrower from time to time on any Business Day in such amounts as the Borrower may request up to the maximum amount hereinafter stated, and the Borrower may make borrowings, prepayments and reborrowings (as permitted or required in Sections 2.03, 2.06 and 2.07 hereof) in respect thereof; provided, however, that the aggregate principal amount of all such revolving credit loans at any one time outstanding (i) shall not exceed the Borrowing Base, and (ii) shall not be less than $500,000.00, unless the Borrowing Base is less than $500,000.00, in which case such aggregate principal amount shall not be less than the Borrowing Base. To evidence the revolving credit loans made by the Lender pursuant to this Section, the Borrower will issue, execute and deliver the Note dated as of the Effective Date of this Agreement and payable on Lender's demand, but if no demand is made, on the Termination Date. On the Termination Date, in the event the Borrower has not given the Lender sixty (60) days' prior written notice of its intent to terminate the revolving credit loans pursuant to the Note, then, at the sole discretion of the Lender, the revolving credit loans may be renewed, and the Termination Date extended, for a period of one (1) year; and at the end of such one (1) year extension, the revolving credit loans may be again extended, from year to year, in the same fashion. Each such extension shall be upon the same terms and conditions as set forth herein and in the Note and the Security Instruments relating to the same, and upon such
         further   stipulations  and  conditions  as  the  Lender  may
         require. Interest on the Note shall accrue at the rate provided in Section 2.02 hereof and shall be payable monthly on the first day of each month during its term.

                (b) Inventory Advances. Notwithstanding anything to the contrary in this Agreement, the maximum Inventory Advance Amount shall be equal to the lesser of (i) ninety thousand dollars ($90,000), and (ii) the product of the book value of the Eligible Inventory and twenty percent (20%), until the following conditions have been satisfied: (x) Borrower has positive Net Income for one (1) calendar quarter during the term of this Loan, (y) Borrower implements an inventory accounting and reporting system acceptable to Lender which can produce weekly reporting and age inventory, and (z) if an entity other than Borrower owns any of the Borrower's Facilities and if requested by Lender, the owner of each such facility shall have executed and delivered to Lender, in form and substance satisfactory to the Lender, in sufficient executed counterparts for recording purposes, waivers of any Liens to which it may be entitled, in favor of the Lender. Upon the satisfaction of the requirements in this Section
         2.01(b), the maximum Inventory Advance Amount shall be determined in accordance the definition set forth in Section 1.01.

         Section 2.02 Interest Rate. The Note shall bear interest at the following rate:

                (a) The Note shall bear interest from the date thereof until maturity at a varying rate per annum which is two percent (2.0%) above the Prime Rate as of the last day of the applicable month in which interest is being calculated, as the same may change from month to month (but in no event to exceed the Maximum Nonusurious Interest Rate); provided, however, that in the event that the Commitment is terminated and Indebtedness is paid in full on a day other than the last day of a month, the interest rate for the partial month in which termination occurs shall be calculated as of the date the Indebtedness is paid in full.

                (b) Upon the occurrence of a Default or an Event of Default, principal and past due interest (to the extent permitted by law) in respect of the Note shall bear interest at a rate which is four percent (4%) per annum in excess of the rate set forth in Subsection 2.02(a) hereinabove (but in no event to exceed the Maximum Nonusurious Interest Rate) irrespective of whether the Indebtedness has been accelerated.

Interest calculations are subject to certain recapture provisions set forth in the Note.

         Section 2.03 Notice and Manner of Revolving Credit Borrowing. The amount and date of each revolving credit loan shall be made as set forth in this Section. Advances under the Note may be made by Lender (i) pursuant to the terms of any written agreement executed in connection herewith between Borrower and Lender, or (ii) at the oral or written request of the Borrower or of any officer or agent of Borrower designated by or acting under the authority of resolutions of the board of directors of Borrower, if a corporation, or other written authorization of Borrower if other than a corporation, a duly certified or executed copy of which shall be furnished to the Lender, until written notice of the revocation of such authority is received by Lender. Borrower covenants and agrees to furnish to Lender written confirmation of any such oral request within five (5) days of the resulting loan or advance, but any such loan or advance shall be deemed to be made under and entitled to the benefits of the Note irrespective of any failure by Borrower to furnish such written confirmation. Any loan or advance shall be conclusively presumed to have been made under the terms of the Note to or for the benefit of Borrower when made pursuant to the terms of any written agreement executed in connection therewith between Borrower and Lender, or in accordance with such requests and directions, or when said advances are deposited to the credit of the account of Borrower with Lender regardless of the fact that persons other than those authorized hereunder may have authority to draw against such account, or may have requested an advance.

         Section 2.04 Application of Payments. All payments made to the Lender on account of any Property upon which the Lender has a Lien shall, for purposes of calculating the Borrowing Base, be applied by the Lender against the Indebtedness on the day such funds are credited to Lender's bank account at JPMorgan Chase or such successor bank Lender may choose from time to time, whether or not such Indebtedness shall have, by its terms, matured, such application to be made to the Note, and to principal or interest or expenses as the Lender may elect; provided, however, that, for purposes of calculating interest under Section 2.02 hereof, the Lender need not give credit for any payments made to and received by the Lender until at least the fourth [4th] Business Day following the Business Day in which such payments are credited to Lender's bank account; provided, further, however, that the Lender's failure to so apply any such payments to and received by the Lender on the Business Day such payments are received by Lender shall not be a waiver of the Lender's right to so apply such payments or any other payments at any time.

         Section 2.05 Computation. All payments of interest shall be computed on the per annum basis of a year of three hundred sixty (360) days and for the actual number of days (including the first but excluding the last day) elapsed unless such calculation would result in a usurious rate, in which case interest shall be calculated on a per annum basis of a year of three hundred sixty five
(365) or three hundred sixty six (366) days, as the case may be.

         Section 2.06 Voluntary Prepayments and Reborrowings. The unpaid principal balance of the Note at any time shall be the total amounts loaned or advanced thereunder by the Lender, less the amount of payments or prepayments of principal made thereon by or for the account of Borrower. All loans or advances and all payments or prepayments made thereunder on account of principal or interest may be evidenced by Lender, or any subsequent holder, maintaining in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower resulting from all loans or advances and all payments or prepayments thereunder from time to time and the amounts of principal and interest payable and paid from time to time thereunder, in which event, in any legal action or proceeding in respect of the Note, the entries made in such account or accounts shall be prima fascia evidence of the existence and amounts of the obligations of the Borrower therein recorded.

         Section 2.07 Mandatory Prepayments. If at any time the outstanding principal balance under the Note exceeds the Borrowing Base, then the Borrower shall forthwith prepay the amount of such excess for application towards reduction of the outstanding principal balance of the Note. Said prepayment shall be without premium or penalty, and shall be made together with the payment of accrued interest on the amount prepaid.

         Section 2.08 Cross-Collateralization and Default. The Security Instruments, including this Agreement, the Note and any other instrument given in connection with, or as security for, any Indebtedness of the Borrower or any Subsidiary, shall serve as security one for the other, and an Event of Default under any of the Security Instruments or any such instrument shall constitute an Event of Default under all such other Security Instruments.

         Section 2.09 Refusal to Advance Funds/Termination of Commitment. Notwithstanding anything to the contrary contained herein, in the Note, or in any other instrument or agreement executed in connection with or as security for the Indebtedness, the Lender may (a) at any time, and from time to time, in its sole discretion, refuse to make any advance for a loan hereunder and under the Note, or (b) upon giving the Borrower at least ninety (90) days' prior notice, at any time terminate its Commitment to advance funds to the Borrower hereunder and under the Note and all other obligations, if any, of the Lender hereunder. The rights of the Lender under this Section 2.09 are in addition to the rights of the Lender to terminate the Commitment pursuant to Section 6.02 hereof. In the event Lender exercises its rights under 2.09(b) hereof without cause, Borrower shall not be required to pay the early termination fee described in
Section 2.10 hereof; provided, however, that Borrower and Lender hereby specifically agree that, without limitation as to other circumstances when Borrower shall be required to pay a termination fee, Borrower shall pay an early termination fee described in Section 2.10 upon termination of the Commitment for cause or termination of the Commitment pursuant to Section 6.02 of this Agreement. For purposes of Sections 2.09 and 2.10 of this Agreement, Lender may terminate the Commitment "for cause" if an event occurs that leads Lender to believe that the prospect for repayment of the Loan in accordance with the terms of this Agreement and in the ordinary course of business is impaired.

         Section 2.10 Early Termination Fee. If at any time prior to the Termination Date (as such date may be extended from time to time), (i) the Commitment is terminated by the Lender for cause, (ii) the Note is accelerated by the Lender upon the occurrence and continuance of an Event of Default, or
(iii) the Borrower makes a voluntary total prepayment of the Revolving Promissory Note prior to the Termination Date, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Lender's lost profits as a result thereof, Borrower shall pay Lender upon the effective date of the termination, acceleration, or prepayment described above, a fee in an amount equal to: (a) three percent (3%) of the Maximum Credit Facility if such termination, acceleration, or prepayment occurs more than two (2) years prior to the Termination Date (as such date may be extended from time to time); or (b) two percent (2%) of the Maximum Credit Facility if such termination, acceleration, or prepayment occurs more than one (1) year and less than two (2) years prior to the Termination Date (as such date may be extended from time to time); or (c) one percent (1%) of the Maximum Credit Facility if such termination, acceleration, or prepayment occurs less than or equal to one (1) year before the Termination Date (as such date may be extended from time to time). Such fee shall be presumed to be the amount of damages sustained by Lender as the result of an early termination or total prepayment, and Borrower acknowledges that it is reasonable under the circumstances currently existing. The fee provided for in this section shall be deemed included in the Indebtedness.

         Section 2.11 Collateral Management Fee. Borrower shall pay to Lender, monthly in arrears, a collateral management fee of $1,500.00. Such fee shall be due and payable on the first day of each month during the term of this Loan.

         Section 2.12 Closing Fee. Borrower shall pay to Lender a closing fee of $30,000.00. The closing fee shall be payable in cash at the closing.

         Section 2.13 Minimum Amount Outstanding. So long as any part of the Note or the Commitment is outstanding, the outstanding principal balance under the Note shall be at least Five Hundred Thousand Dollars ($500,000.00), subject, in all instances, to the Borrowing Base. If, at any time, Borrower is not in compliance with the provisions of this Section 2.13, Lender shall have the right, in its sole discretion, to advance such amounts as shall be necessary to bring Borrower into compliance with this Section 2.13. Any such amounts advanced by Lender to bring Borrower into compliance with the provisions of this Section
2.13 shall constitute an advance under the Note and shall become immediately available to Borrower. Subject to the limitations set forth hereinabove, there may be times when no Indebtedness is owing under the Note; but notwithstanding such occurrences, the Note shall remain valid and be in full force and effect as to loans or advances made pursuant to and under the terms of the Note subsequent to each such occurrence.

         Section 2.14 Payoff Indemnification Letter Required Upon Refinance. In the event that Borrower desires to make a voluntary total prepayment of the Revolving Promissory Note and terminate the Commitment prior to the Termination Date using funds borrowed by Borrower from a third-party (the "New Lender"), Lender may refuse to accept such prepayment if Lender has not received a payoff letter from New Lender, in form and substance acceptable to Lender in Lender's reasonable discretion, providing certain indemnifications from New Lender to Lender (the "Payoff Indemnification Letter"). Until such time as Lender receives the fully-executed Payoff Indemnification Letter from the New Lender and accepts Borrower's voluntary total prepayment of the Revolving Promissory Note, the Loan shall continue according to its terms.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

         In order to induce the Lender to enter into this Agreement, the Borrower represents and warrants to the Lender (which representations and warranties will survive the delivery of the Note and the making of the loans thereunder) that:

         Section 3.01 Corporate Existence. The Borrower is a Delaware corporation, duly organized and legally existing under the laws of the jurisdiction in which it is organized and is duly qualified as a foreign corporation in all other jurisdictions where it is required by applicable law.

         Section 3.02 Company Power and Authorization. The Borrower is duly authorized and empowered to create and issue the Note; and the Borrower and each Subsidiary is duly authorized and empowered to execute, deliver and perform the Security Instruments, including this Agreement, to which it is a party; and all company action on the Borrower's or any Subsidiary's part requisite for the due creation and issuance of the Note and for the due execution, delivery and performance of the Security Instruments, including this Agreement, to which the Borrower or any Subsidiary is a party has been duly and effectively taken. The directors of the Borrower acting pursuant to a duly called and constituted meeting, after proper notice, or pursuant to valid and unanimous written consent, have determined (i) that entry into and performance of this Agreement and each of the other documents to which the Borrower is a party, directly or indirectly benefits the Borrower and (ii) that adequate and fair consideration and reasonably equivalent value have been received by the Borrower to execute and perform this Agreement and each of the other documents to which it is a party.

         Section 3.03 Binding Obligations. This Agreement does, and the Note and other Security Instruments to which the Borrower and any Subsidiaries or Guarantors are parties upon their creation, issuance, execution and delivery will, constitute valid and binding obligations of the Borrower or the Subsidiary or Guarantors, as the case may be, enforceable in accordance with their terms.

         Section 3.04 No Legal Bar or Resultant Lien. The Note and the Security Instruments, including this Agreement, to which the Borrower or any Subsidiary or Guarantor is a party, do not and will not violate any provisions of the articles or certificates of incorporation or bylaws of the Borrower or organizational documents of any such Subsidiary, or any contract, agreement, law, regulation, order, injunction, judgment, decree or writ to which the Borrower or such Subsidiary or Guarantor is subject, or result in the creation or imposition of any Lien upon any Properties of the Borrower or such Subsidiary or Guarantor, other than those contemplated by this Agreement.

         Section 3.05 No Consent. The execution, delivery and performance of the Note and the Security Instruments, including this Agreement, to which the Borrower or any Subsidiary or Guarantor is a party do not require the consent or approval of any other Person, including without limitation any regulatory authority or governmental body of the United States or any state thereof or any political subdivision of the United States or any state thereof.

         Section 3.06  Financial Condition.

                (a) None of the financial statements, reports and other information furnished or to be furnished by Borrower to Lender with respect to Borrower or any Subsidiary or Guarantor contain, as of their respective dates, any untrue statement of material fact or omit to state any material fact necessary to make the information therein not misleading. Such financial statements and reports were and will be prepared in accordance with GAAP, or in the case of pro forma balance sheets and projections in accordance with appropriate accounting standards, and shall fairly, completely and accurately present the financial condition and results of operations of Borrower, as of the dates and for the periods indicated thereon.

                (b) The future cash flow projections for Borrower (together with summaries of assumptions with respect thereto) furnished by Borrower to Lender represent the reasonable, good faith opinion of Borrower and its management as to the subject matter thereof and based on assumptions as set forth therein which Borrower has determined to be fair and reasonable in view of current and reasonably foreseeable business conditions.

                (c) No material adverse change, either in any case or in the aggregate, has occurred in the condition, financial or otherwise, of the Borrower or any Subsidiary or Guarantor, since the date of the most recent financial statements presented by Borrower to Lender, except as disclosed to the Lender in writing.

         Section 3.07 Investments and Guaranties. Neither the Borrower nor any Subsidiary or Guarantor has made investments in, advances to or guaranties of the obligations of any Person, except as reflected in the Financial Statements or disclosed to the Lender in writing.

         Section 3.08 Issuance of Stock. There are no outstanding agreements to which Borrower is a party or by which it is bound, calling for the issuance of any stock of Borrower.

         Section 3.09  Liabilities.  Except  for  liabilities  incurred  in  the normal course of business and indebtedness permitted by Section 5.01, neither the Borrower nor any Subsidiary or Guarantor has any material (individually or in the aggregate) liabilities, direct or contingent, except as disclosed or referred to in the Financial Statements or as disclosed to the Lender in writing.  Except as  described  in the  Financial  Statements,  or as  otherwise disclosed to the Lender in writing, there is no litigation, legal or administrative proceeding, investigation or other action of any nature pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary or Guarantor which involves the possibility of any judgment or liability not fully covered by insurance, and which may materially and adversely affect the business or the Properties of the Borrower or any Subsidiary or Guarantor or their ability to carry on business as now conducted.

         Section 3.10 Taxes. Borrower and each Guarantor and Subsidiary have prepared and duly and timely filed with the appropriate governmental agencies all federal, state, and local income, franchise, personal property, excise, severance, payroll, and other tax returns and reports required to be filed and has paid all taxes due with respect to the periods covered thereby, subject to timely filed protests. Neither Borrower nor any Guarantor or Subsidiary has executed or filed with the Internal Revenue Service any agreement extending the period for assessment and collection of any federal tax or is a party to any action or proceeding by any governmental authority for assessment and collection of taxes, and no claim for assessment and collection of taxes that has been asserted against Borrower, any Guarantor, or any Subsidiary remains unpaid.
Borrower and each Guarantor and Subsidiary have (i) properly classified all Persons providing services to it as an employee or independent contractor, (ii) properly classified all amounts paid to such Persons, and (iii) timely paid all payroll taxes due on such amounts. All amounts paid by Borrower to Affiliates of Borrower or Affiliates of any Guarantor which are shown as deductible expenses on any tax return of Borrower were properly classified as deductible expenses.

         Section 3.11 Titles, etc. The Borrower and each Subsidiary and Guarantor have good title to its respective material (individually or in the aggregate) Properties, free and clear of all Liens except those referred to in the Financial Statements and those permitted pursuant to Section 5.02 hereof.

         Section 3.12 Defaults. Neither the Borrower nor any Subsidiary or Guarantor is in default (in any respect which materially and adversely affects its respective business, Properties, operations or condition, financial or otherwise) under any indenture, mortgage, deed of trust, agreement or other instrument to which the Borrower or any Subsidiary or Guarantor is a party or by which the Borrower or any Subsidiary or Guarantor is bound. No Default hereunder has occurred and is continuing.

         Section 3.13 Use of Proceeds; Margin Stock. The proceeds of the Note will be used by the Borrower for working capital in Borrower's ordinary course of business. None of such proceeds will be used for, and neither the Borrower nor any Subsidiary are engaged in, the business of extending credit for the purpose of purchasing or carrying any "margin stock" as defined in Regulations G or U of the Board of Governors of the Federal Reserve System (12 C.F.R. Part
221), or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry a margin stock or for any other purpose which might constitute this transaction a "purpose credit" within the meaning of said Regulations G or U. No part of the proceeds of the loans evidenced by the Note will be used for any purpose which violates Regulation X of the Board of Governors of the Federal Reserve System (12 C.F.R. Part 224). All loans evidenced by the Note are and shall be "business loans" as such term is used in the Depository Institutions Deregulation and Monetary Control Act of 1980, as amended, and such loans are for business, commercial, investment or other similar purposes and not primarily for personal, family, household or agricultural use, as such terms are used and defined in Chapter 1 of the Texas Credit Code, Title 79, Texas Revised Civil Statutes. Neither the Borrower nor any Subsidiary nor any Person acting on behalf of the Borrower or any Subsidiary has taken or will take any action which might cause the Note or any of the Security Instruments, including this Agreement, to violate Regulations G or U or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereafter be in effect.

         Section 3.14   Compliance  with the Law.  Neither the  Borrower nor any
Subsidiary:


                (a) is in violation of any applicable law, ordinance, or governmental rule or regulation to which the Borrower or any Subsidiary or any of their respective Properties are subject including but not limited to those laws, ordinances and governmental rules and regulations regarding employee wages and overtime; or

                (b) has failed to obtain any license, permit, franchise or other governmental authorization necessary to the ownership of any of their respective Properties or the conduct of their respective businesses; which failure might adversely affect the financial condition of the Borrower or any Subsidiary or Guarantor.

         Section 3.15 ERISA. The Borrower and its Subsidiaries are in compliance in all material respects with the applicable provisions of ERISA, and no "reportable event," as such term is defined in Section 4043 of ERISA, has occurred with respect to any Plan of the Borrower or any Subsidiary.

         Section 3.16  Subsidiaries. The Borrower has no Subsidiaries.

         Section 3.17 Direct Benefit From Loans. The Borrower has received, or, upon the execution and funding thereof, will receive (i) direct benefit from the making and execution of this Agreement and the other documents to which it is a party, and (ii) fair and independent consideration for the entry into, and performance of, this Agreement and the other documents to which it is a party.

         Section 3.18 RICO. None of the Borrower, its Subsidiaries, or the Guarantors are in violation of any applicable laws, statutes or regulations, including, without limitation, RICO, the violation of which could subordinate Lender's security interest in the Collateral (as that term is defined in the Security Instruments).

         Section 3.19 Brokers and Finders. No Person has any right, interest, or valid claim against Lender, Borrower, or any Affiliate of Borrower because of any agreement, undertaking, act or omission of Borrower or any Affiliate of Borrower or other Person acting on behalf of Borrower or any Affiliate of Borrower for any commission, fee, or other compensation as a result of the transactions contemplated by this Agreement or the Security Instruments. Borrower hereby expressly acknowledges and recognizes Borrower's responsibility for and agrees to indemnify and hold Lender and Lender's successors and assigns absolutely harmless from and against all costs, expenses, liabilities, loss, damage or obligations incurred by or imposed upon or alleged to be due of Lender or Lender's successors and assigns in connection with the assertion of any claim for brokerage, agency or finder's fees or commissions in connection with the Loan.

         Section 3.20  Money Laundering; Anti-Terrorism Laws.

                (a) ISSI is the sole shareholder of Borrower. Borrower and its shareholder will furnish all of the funds for Borrower's the repayment of the Loan, and such funds will not be from any sources that are described in 18 U.S.C.A. ss.ss. 1956 and 1957 as funds or property derived from "specified unlawful activity".

                (b) None of Borrower, ISSI, Intelli, Rundell, or Beare (nor any person or entity owning an interest in any of the aforementioned entities) (i) is a Prohibited Person, or (ii) has violated any Anti-Terrorism Laws. None of the funds of Borrower, ISSI, Intelli, Rundell, or Beare have been derived from any activity in violation of Anti-Terrorism Laws.

                                   ARTICLE IV

                              AFFIRMATIVE COVENANTS

         A deviation from the provisions of this Article IV shall not constitute a Default under this Agreement if such deviation is consented to in writing (in the manner hereinafter provided in Section 8.02) by the Lender. Without the prior written consent of the Lender, the Borrower will at all times comply with the covenants contained in this Article IV, from the date hereof and for so long as any part of the Note or the Commitment is outstanding.

         Section 4.01 Financial Statements and Reports. The Borrower, the Subsidiaries, and the Guarantors will promptly furnish to the Lender from time to time upon request such information regarding the business and affairs and financial condition of the Borrower, its Subsidiaries, and the Guarantors as the Lender may reasonably request, and will furnish to the Lender:

                (a) Annual Financial Statements. As soon as available and in any event within ninety (90) days after the close of each fiscal year of the Borrower, the balance sheets of the Borrower and its Subsidiaries as at the end of such year and the operating statements of the Borrower and its Subsidiaries as at the end of such year (showing income, expenses and surplus), setting forth in each case in comparative form figures for the previous fiscal year, all prepared in accordance with GAAP, certified by the principal financial officer of the Borrower, and audited at Borrower's sole cost and expense by a Certified Public Accountant acceptable to Lender. Further, if an entity Guarantor's financial information is not contained in a balance sheet and operating statement consolidated with the Borrower's financial information and delivered by the Borrower to the Lender, then as soon as available, and in any event within ninety (90) days after the close of each fiscal year of each respective Guarantor which is not a natural person, Borrower, its Subsidiaries, or the Guarantors will deliver to Lender the balance sheets of each respective Guarantor as at the end of such year and the operating statements of each respective Guarantor as at the end of such year (showing income, expenses and surplus), setting forth in each case in comparative form figures for the previous fiscal year, all prepared in accordance with GAAP and each of which operating statement and balance sheet shall be audited by a Certified Public Accountant acceptable to Lender.

                (b) Annual Budget and Operating Plan. As soon as available and in any event within ninety (90) days after the close of each fiscal year of the Borrower, the annual budget and operating plan of Borrower;

                (c) Quarterly Reports. As soon as available and in any event within thirty (30) days after the end of each calendar quarter, proof of payment of the Borrower's and each Subsidiaries' payroll taxes;

                (d) Monthly Financial Statements. As soon as available and in any event within thirty (30) days after the end of each calendar month, the balance sheets of the Borrower and its Subsidiaries as at the end of such month and the operating statements of the Borrower and its Subsidiaries for such month (showing income, expenses and surplus for such month and for the period from the beginning of the fiscal year to the end of such month), all prepared in accordance with GAAP, certified by the principal financial officer of the Borrower;

                (e) Accounts Aging/Payable. As soon as available, and in any event within ten (10) days after the end of each calendar month, copies of customer statements, together with an aging of all accounts receivable, showing each such account which is thirty (30), sixty (60), ninety (90) and over ninety (90) days past due, and within ten (10) days after the end of each calendar month, an aging of all accounts payable;

                (f) Inventory Schedule. For so long as the Inventory Advance Amount is less than or equal to $90,000.00, Borrower shall deliver to Lender, on or before the first Business Day of each month, an aged, perpetual Inventory as of the end of the preceding month, showing all Inventory; and, once the conditions in 2.01(b) have been satisfied, Borrower shall deliver to Lender, on or before the first
         Business Day of each week, an aged, perpetual Inventory schedule as of the end of the preceding week, showing all Inventory; and

                (g) Weekly Borrowing Base Report and Sales Journal. Once each week, a report in such form as Lender may reasonably request, reflecting (i) the Eligible Accounts of Borrower as of the end of the previous week and calculating the Accounts Advance Amount based thereon, together with cash receipt journals, sales journals and backup for all miscellaneous credits and debits which support such report (as well as copies of checks and invoices for new billings if requested by Lender), and (ii) the Eligible Inventory of Borrower as of the end of the previous week and calculating the Inventory Advance Amount based thereon. Such report shall also reflect the amount of sales and receipts of Borrower during the preceding week, list the Accounts and Inventory which Borrower believes are ineligible for inclusion in Eligible Accounts and Eligible Inventory, and such other information as Lender may reasonably request. At each occasion in which Seller submits its weekly borrowing base report, Borrower's chief financial officer shall complete, execute, and deliver to Lender a document in the form of Schedule "4.01(g)" attached hereto.

All such balance sheets, schedules, and other financial statements referred to in this Section 4.01 shall be in such detail as the Lender may reasonably request and shall conform to GAAP, except only for audit adjustments, such changes in accounting principles or practice with which independent certified public accountants concur.

         Section 4.02 Compliance with Laws; Payment of Taxes and Other Claims. The Borrower will and will cause each Subsidiary to observe and comply with (a) all laws, statutes, codes, acts, ordinances, rules, regulations, directions and requirements of all federal, state, county, municipal and other governments, departments, commissions, boards, courts, authorities, officials and officers applicable to it and where the failure to observe or comply would have a material adverse effect on Borrower's financial condition; and (b) pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon the Borrower or any Subsidiary or upon the income or any Property of the Borrower or any Subsidiary as well as all claims of any kind (including claims for labor, materials, supplies and rent) which, if unpaid, might become a Lien upon any or all of the Property of the Borrower or any Subsidiary; provided, however, that, subject to the written approval of the Lender, neither the Borrower nor any Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings diligently conducted and if the Borrower or its Subsidiary shall have set up reserves therefor adequate under GAAP.

         Section 4.03 Maintenance. The Borrower will and will cause each Subsidiary to (i) maintain its corporate existence, rights and franchises; (ii) observe and comply with all valid laws, statutes, codes, acts, ordinances, judgments, injunctions, rules, regulations, certificates, franchises, permits and licenses (including without limitation applicable statutes, regulations, orders and restrictions relating to environmental standards or controls or to energy regulations) of all federal, state, county, municipal and other governmental authorities; (iii) maintain its Properties (and any Properties leased by or consigned to it or held under title retention or conditional sales contracts) in good and workable condition (ordinary wear and tear excepted) at all times and make all repairs, replacements, additions, betterments and improvements to its Properties as are needful and proper so that the business carried on in connection therewith may be conducted properly and efficiently at all times; and (iv) maintain and keep books of records and accounts, all in accordance with GAAP, consistently applied, of all dealings and transactions in relation to its business and activity.

         Section 4.04 Further Assurances. The Borrower will and will cause each Subsidiary to cure promptly any defects in the creation and issuance of the Note and the execution and delivery of the Security Instruments, including this Agreement. The Borrower and the Guarantors shall, each at its own expense, promptly execute and deliver to the Lender upon request all such other and further documents, agreements and instruments to effectuate the agreements of the Borrower or any of its Subsidiaries or the Guarantors in the Security Instruments, including in this Agreement, or to further evidence and more fully describe the collateral intended as security for the Note, or to correct any omissions in the Security Instruments, or more fully to state the security obligations set out herein or in any of the Security Instruments, or to perfect, protect or preserve any Liens created pursuant to any of the Security Instruments, or to make any recordings, to file any notices, or obtain any consents, all as may be necessary or appropriate in connection therewith.

         Section 4.05 Performance of Obligations. The Borrower will pay the Note according to the reading, tenor and effect thereof; and the Borrower will do and perform every act and discharge all of the obligations provided to be performed and discharged by the Borrower under the Security Instruments, including this Agreement, at the time or times and in the manner specified, and cause each of its Subsidiaries to take such action with respect to their obligations to be performed and discharged under the Security Instruments to which they respectively are parties.

         Section 4.06 Reimbursement of Expenses. The Borrower will pay all reasonable legal fees incurred by the Lender in connection with the preparation, amendment, interpretation, administration and enforcement of this Agreement and any and all other Security Instruments contemplated hereby. The Borrower will, upon request, promptly reimburse the Lender for all amounts expended, advanced or incurred by the Lender to satisfy any obligation of the Borrower under this Agreement or any other Security Instrument, or to protect the Properties or business of the Borrower or any Subsidiary or to collect the Note, or to enforce the rights of the Lender under this Agreement, the Note, or any other Security Instrument, which amounts will include all court costs, reasonable attorneys' fees, fees of auditors and accountants, and investigation expenses reasonably incurred by the Lender in connection with any such matters, together with interest at either (i) the post-maturity rate specified in Section 2.02 on each such amount from the date that the same is expended, advanced or incurred by the Lender until the date of reimbursement to the Lender, or (ii) if no default shall have occurred and be continuing, the prematurity rate specified in Section
2.02 on each such amount from the date that the same is expended, advanced or incurred by the Lender until the date of written demand or request by the Lender for the reimbursement of same, and thereafter at the applicable post-maturity rate specified in Section 2.02 until the date of reimbursement to the Lender.

         Section 4.07 Insurance. The Borrower and each Subsidiary now maintains and will continue to maintain with financially sound and reputable insurers, insurance with respect to its respective Properties and businesses against such liabilities, casualties, risks and contingencies and in such types and amounts as is customary in the case of companies engaged in the same or similar businesses and similarly situated but in any event, all fixed assets of the Borrower shall be insured for an amount at least equal to the lesser of (i) the full replacement value of the Borrower's and each Subsidiary's Properties, and
(ii) the unpaid principal balance of the Note, from time to time outstanding. All such policies shall name the Lender as loss payee or additional insured thereon, as applicable, and shall provide for at least thirty (30) days prior written notice to the Lender prior to the cancellation or modification of each such policy. Upon request of the Lender, the Borrower will furnish or cause to be furnished to the Lender from time to time a summary of the insurance coverage of the Borrower and its Subsidiaries in form and substance satisfactory to the Lender and if requested will furnish the Lender copies of the applicable policies. If, while any Secured Liabilities are outstanding, any proceeds with respect to any casualty loss are paid to the Lender under such policies on account of such casualty loss, and no Event of Default has occurred and is continuing, the Lender will pay over such proceeds in whole or in part to the Borrower, for the purpose of repairing or replacing the Collateral destroyed or damaged, with any such repaired or replaced Collateral to be secured by this Security Agreement. If an Event of Default has occurred and is continuing, the Lender may apply the proceeds as Lender deems fit, subject to applicable law and the terms of the Financing Documents, and may cancel, assign or surrender any such insurance policies.

         Section 4.08 Right of Inspection. The Borrower will permit and will cause each Subsidiary to permit any officer, employee or agent of the Lender to visit and inspect any of the Properties of the Borrower or any Subsidiary, to conduct collateral reviews at Lender's discretion from time to time during the term of the Loan, to examine the Borrower's or any Subsidiary's books of record and accounts, to take copies and extracts therefrom, and to discuss the affairs, finances and accounts of the Borrower or any Subsidiary with the Borrower's or Subsidiary's current and former officers, employees, accountants and auditors, all at such times (during normal business hours) and as often as the Lender may desire. The Borrower shall reimburse Lender for all of Lender's out-of-pocket expenses in connection with the collateral reviews, in addition to a review fee of $950.00 per auditor per day; provided, however, that Borrower shall not be responsible for more than four (4) days' of audit charges per quarter unless an Event of Default occurred during such quarter.

         Section 4.09 Notice of Certain Events. The Borrower and Guarantors, as the case may be, shall promptly notify the Lender if the Borrower or any such Guarantor learns of the occurrence of (i) any event which constitutes a Default, together with a detailed statement by a responsible officer of the Borrower or the relevant Guarantor of the steps being taken to cure the effect of such Default; or (ii) the receipt of any notice from, or the taking of any other action by, the holder of any promissory note, debenture or other evidence of indebtedness of the Borrower or any Subsidiary or Guarantor or of any security (as defined in the Securities Act of 1933, as amended) of the Borrower or any Subsidiary or Guarantor with respect to a claimed default, together with a detailed statement by a responsible officer of the Borrower or the relevant Guarantor specifying the notice given or other action taken by such holder and the nature of the claimed default and what action the Borrower or its Subsidiary or the relevant Guarantor is taking or proposes to take with respect thereto; or
(iii) any legal, judicial or regulatory proceedings affecting the Borrower or any Subsidiary or Guarantor or any of the Properties of the Borrower or any Subsidiary or Guarantor in which the amount involved is material and is not covered by insurance or which, if adversely determined, would have a material and adverse effect on the business or the financial condition of the Borrower or any Subsidiary or Guarantor; or (iv) any dispute between the Borrower or any Subsidiary or Guarantor and any governmental or regulatory body or any other Person which, if adversely determined, might materially interfere with the normal business operations of the Borrower or any Subsidiary or Guarantor; or
(v) any material adverse changes, either in any case or in the aggregate, in the assets, liabilities, or financial condition of the Borrower or any Subsidiary or Guarantor, from those reflected in the Financial Statements (or, with respect to any Guarantor, the financial statements of such Guarantor required to be delivered to the Lender) or by the facts warranted or represented in any Security Instrument, including this Agreement.

         Section 4.10 ERISA Information and Compliance. The Borrower will promptly furnish to the Lender (i) if requested by the Lender, promptly after the filing thereof with the United States Secretary of Labor or the Pension Benefit Guaranty Corporation, copies of each annual and other report with respect to each Plan or any trust created thereunder, and (ii) immediately upon becoming aware of the occurrence of any "reportable event," as such term is defined in Section 4043 of ERISA, or of any "prohibited transaction," as such term is defined in Section 4975 of the Internal Revenue Code of 1986, as amended, in connection with any Plan or any trust created thereunder, a written notice signed by the President or the principal financial officer of the Borrower specifying the nature thereof, what action the Borrower or any of its Subsidiaries is taking or proposes to take with respect thereto, and, when known, any action taken by the Internal Revenue Service with respect thereto. The Borrower will fund, or will cause its Subsidiaries to fund, all current service pension liabilities as they are incurred under the provisions of all Plans from time to time in effect for the benefit of employees of the Borrower or any of its Subsidiaries, and comply with all applicable provisions of ERISA.

         Section 4.11 Blocked Account. Throughout the term of this Agreement, Borrower shall maintain the Blocked Account at a bank acceptable to Lender, which account shall be pledged to Lender and subject to offset in favor of Lender. All receipts from any Property on which Lender has a Lien and daily deposits of all receipts from each respective day shall be deposited in said Blocked Account.

         Section 4.12 Environmental Requirements. Borrower shall comply with all federal laws, state statutes, municipal ordinances and all other governmental standards, rules and regulations applicable to Borrower or to its Property in respect to occupational health and safety, hazardous waste and substances and environmental matters. Borrower shall promptly notify Lender of its receipt of any notice of a violation or an alleged violation of any such federal laws, state statutes, municipal ordinances or other governmental standards, rules or regulations. Borrower shall indemnify and hold Lender harmless from all loss, cost, damages, claim and expenses (including attorney's fees and court costs) incurred by Lender on account of the Borrower's failure to perform the obligations of this Section.

         Section 4.13  Financial Covenants.

                (a) Borrower shall maintain a minimum Tangible Net Worth equal to $200,000.00. Such Tangible Net Worth will be calculated monthly.

                (b)    EBITDA.  Borrower will maintain a minimum  trailing three
         (3) month EBITDA of: $200,000.00 at all times during the period beginning January 31, 2005, and ending March 31, 2005; $225,000.00 at all times during the period beginning April 1, 2005, and ending June 30, 2005; and $250,000.00 at all times during the period beginning July 1, 2005, through the Termination Date.

         Section 4.14 Verification. Borrower hereby authorizes Lender to contact Borrower's account debtors and vendors for purposes of verification of any account debtor's accounts receivable owed to Borrower or of accounts payable owed by Borrower to its vendors, and for such other purposes as Lender deeds necessary or convenient. Borrower shall cooperate with Lender to the maximum extent possible to provide information necessary for Lender to accomplish verification or collection of any Account. If requested by Lender, Borrower agrees to furnish evidence of shipment of the related merchandise and/or performance of services rendered, all in a form satisfactory to Lender, including the original purchase order from the account debtor.

         Section 4.15 Payoff of Highlands Bank Debt. Borrower hereby covenants and agrees with Lender that Borrower shall pay at Closing from Loan proceeds all of Borrower's approximately $90,000.00 debt owed to Highlands Bank and shall obtain from Highlands Bank fully executed releases or assignments in favor of Lender of all of Highlands Bank's liens on Borrower's Properties, excluding Highlands Bank's liens on specific pieces of equipment or machinery owned by Borrower and financed by Highlands Bank or on real estate owned by Borrower.

         Section 4.16 Any Additional Funding. In the event that ISSI receives commitments for additional funds (which may be in the form of convertible debt) in an aggregate amount greater than $1,000,000.00, ISSI may apply the first million dollars of proceeds thereof as ISSI deems appropriate, but ISSI shall cause the second million dollars of proceeds raised thereby to be transferred to the Borrower to be used by the Borrower to pay the following obligations: (i) Borrower's outstanding obligations to Rundell in the original principal amount of $150,000.00; (ii) Borrower's outstanding obligations to Bank One, N.A. pursuant to that certain Promissory Note dated January 27, 2004, in the original principal amount of $500,000.00; and (iii) at least $400,000.00 to pay down the Borrower's accounts payable which are at least sixty (60) days past due. ISSI shall ensure that any additional debt incurred by ISSI is subordinated to the ISSI's obligations under the Security Instruments pursuant to a subordination agreement containing such terms and provisions as Lender deems appropriate in Lender's sole discretion.

         Section 4.17 Release Upon Loan Termination. Upon the termination of this Commitment, Borrower hereby agrees to execute and delivered to Lender a general release in form and substance acceptable to Lender. In recognition of Lender's right to have its attorneys' fees and other expenses incurred in connection with this Agreement secured by the Collateral, notwithstanding payment in full of all Indebtedness by Borrower or other parties, Lender shall not be required to record any terminations or satisfactions of any of Lender's liens on the Collateral unless and until Borrower has executed and delivered to Lender the general release described herein. Borrower understands that this provision constitutes a waiver of Borrower's rights under ss.9-513 of the UCC.

                                    ARTICLE V

                               NEGATIVE COVENANTS

         A deviation from the provisions of this Article V shall not constitute a Default under this Agreement if such deviation is consented to in writing (in the manner hereinafter provided in Section 8.02) by the Lender. Without the prior written consent of the Lender, the Borrower will at all times comply with the covenants contained in this Article V, from the date hereof and for so long as any part of the Note or the Commitment is outstanding.

         Section 5.01 Debts, Guaranties and Other Obligations. Neither the Borrower nor any Subsidiary or Guarantor will incur, create, assume or in any manner become or be liable in respect of any indebtedness (including obligations for the payment of rentals); and neither the Borrower nor any Subsidiary or Guarantor will guarantee or otherwise in any way become or be responsible for obligations of any other Person, whether by agreement to purchase the indebtedness of any other Person or agreement for the furnishing of funds to any other Person through the purchase or lease of goods, supplies or services (or by way of stock purchase, capital contribution, advance or loan) for the purpose of paying or discharging the indebtedness of any other Person, or otherwise, except that the foregoing restrictions within this Section 5.01 shall not apply to:

                (a)    the Note or other Indebtedness to the Lender;

                (b) liabilities, direct or contingent (including, but not limited to, convertible debt), of the Borrower and its Subsidiaries and Guarantors existing on the Effective Date of this Agreement which are reflected in the Financial Statements (or, with respect to any Guarantor, the financial statements of such Guarantor required to be delivered to the Lender) or have been disclosed to the Lender in writing, but not any renewals and extensions thereof;

                (c) liabilities in relation to leases and lease agreements to the extent permitted by Section 5.07 hereof;

                (d)    endorsements    of    negotiable   or   similar
         instruments for collection or deposit in the ordinary course of business;

                (e) trade payables or similar obligations from time to time incurred in the ordinary course of business other than for borrowed money;

                (f) taxes, assessments or other government charges which are not yet due or are being contested pursuant to
         Section 4.02 hereof;

                (g) indebtedness which is subordinated to the Note by terms satisfactory to the Lender, in its sole discretion;

                (h) the Guaranties dated of even date herewith by the Guarantors for the benefit of the Lender pursuant to which the Guarantors guaranty Borrower's obligations under this Agreement;

                (i) debt to ISSI in amounts and pursuant to terms approved by Lender; and

                (j) capital expenditures for purchasing or financing equipment not to exceed an aggregate amount of $150,000.00 per calendar year; provided, however, that Borrower may use funds raised by ISSI and transferred to Borrower pursuant to Section 4.16 for additional capital expenditures to the extent such transferred funds exceed the amounts allocated in Section 4.16 for payment of Borrower's existing obligations.

         Section 5.02   Liens.  Neither  the  Borrower  nor  any  Subsidiary  or
Guarantor will create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except: (a) the liens held by the Lender, (b) liens for taxes not yet delinquent or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are being maintained on the books of the Borrower or the relevant Subsidiary in conformity with GAAP, (c) liens (other than liens in favor of taxing entities) in favor of carriers', warehouseman's, mechanics', materialmen's, repairmen's or other like liens arising in the ordinary course of business and not overdue for a period of more than sixty (60) days or which are being contested in good faith by appropriate proceedings, (d) liens securing equipment acquired in the ordinary course of business under equipment leases or vendor-financed purchases, provided that the Borrower or the relevant Subsidiary is current in the payment of all amounts owed under such leases or purchase money financings, (e) nonconsensual liens and rights of financial institutions in checking, savings, money market and similar accounts opened and maintained by the Borrower or the relevant Subsidiary in the ordinary course of business, (f) inchoate liens arising under ERISA to secure the contingent liability of the Borrower or any Subsidiary permitted by Section 4.10 hereof, (g) liens held by the Subordinated Lenders which have been subordinated to Lender in form and substance acceptable to Lender, (h) liens on the Borrower's equipment in favor of The Highlands Bank pursuant to that certain financing statement #19-32968 filed on August 3, 2004, in East Feliciana Parish, Louisiana, and liens held as of the date hereof on the Borrower's real property in favor of The Highlands Bank, and (i) landlord's liens held by any landlord of the Borrower, any Subsidiary, or any Guarantor on inventory or equipment.

         Section 5.03 Investments, Loans and Advances. Neither the Borrower nor any Subsidiary will make or permit to remain outstanding any loans or advances to or investments in any Person, except that the foregoing restriction shall not apply to:

                (a) loans, advances or investments the material details of which have been set forth in the Financial Statements or have been otherwise disclosed to the Lender in writing prior to the execution of this Agreement;

                (b) investments in direct obligations of the United States of America or any agency thereof;

                (c) investments in certificates of deposit issued by commercial banks in the United States having a combined capital and surplus in excess of One Hundred Million Dollars ($100,000,000.00); and

                (d) investments in commercial paper with the best rating by Standard & Poor's, Moody's Investors Service, Inc., or any other rating agency satisfactory to the Lender issued by companies in the United States with a combined capital and surplus in excess of One Hundred Million Dollars ($100,000,000.00).

         Section 5.04 Dividends, Distributions and Redemptions. Unless approved in writing by Lender prior to such event, Borrower shall not declare or pay any dividend, distribution, purchase, redeem or otherwise acquire for value any of its ownership interests now or hereafter outstanding, return any capital to its owners, or make any distribution of its assets to its Affiliates as such. Notwithstanding the foregoing in this Section 5.04 so long as an Event of Default has not occurred and is continuing, Borrower may make monthly distributions or other payments to Affiliates in an aggregate amount equal to the greater of: (i) $40,000.00; or (ii) 40% percent of Borrower's monthly Net Income; provided, however, that the foregoing restriction on distributions and other payments shall not apply to reimbursements made by Borrower to its Affiliates for payments made by such Affiliates on behalf of Borrower for expenses directly related to Borrower on or after the Effective Date hereof.

         Section 5.05 Sale of Properties. Neither the Borrower nor any Subsidiary or Guarantor will sell, transfer or otherwise dispose of all or any substantial portion or integral part of its Properties except in the ordinary course of business, or enter into any arrangement, directly or indirectly, with any Person whereby the Borrower or any Subsidiary or Guarantor shall sell or transfer any Property, whether now owned or hereafter acquired, and whereby the Borrower or any Subsidiary or Guarantor shall then or thereafter rent or lease as lessee such Property or any part thereof or other Property which the Borrower or any Subsidiary or Guarantor intends to use for substantially the same purpose or purposes as the Property sold or transferred.

         Section 5.06 Nature of Business. The Borrower will not permit any material change to be made in its ownership and/or senior management employment or in the nature and/or character of its business as carried on at the date hereof.

         Section 5.07 Limitation on Leases. Except as identified on Schedule 5.07, neither the Borrower nor any Subsidiary will create, incur, assume or suffer to exist any obligation for the payment of rent or hire of Property of any kind whatsoever (real or personal), under leases or lease agreements, without the prior written consent of Lender, except (i) leases and lease agreements for equipment used in the operations of the Borrower in an aggregate amount for the Borrower and all Subsidiaries (determined on a consolidated basis) not to exceed $100,000.00 in any fiscal year of the Borrower, and (ii) leases and lease agreements for the real properties listed on Schedule 5.07 attached hereto (collectively, the "Borrower's Facilities").

         Section 5.08 Mergers, Consolidations, etc. Neither the Borrower nor any Subsidiary will amend its articles of incorporation or other formation documents, as applicable, or otherwise change its corporate or partnership name or structure, or consolidate with or merge into or acquire any Person, or permit any other Person to consolidate with or merge into or acquire the Borrower or any Subsidiary or acquire the stock of any corporation or form any Subsidiary.

         Section 5.09 ERISA Compliance. The Borrower will not at any time permit any Plan maintained by it or any Subsidiary to:

                (a) engage in any "prohibited transaction" as such term is defined in Section 4975 of the Internal Revenue Code of 1986, as amended;

                (b) incur any "accumulated funding deficiency" as such term is defined in Section 302 of ERISA; or

                (c) terminate any such Plan in a manner which could result in the imposition of a Lien on the Property of the Borrower or any Subsidiary pursuant to Section 4068 of ERISA.

         Section 5.10 Issuance of Stock. During the term of this Agreement, Borrower will not issue any stock or admit any additional Person as a shareholder of the Borrower without the written consent of Lender.

         Section 5.11 Changes in Accounting Methods. The Borrower will not make any change in its accounting method as in effect on the date of this Agreement or change its fiscal year ending date from June 30, unless such changes have the prior written approval of the Lender.

         Section 5.12 Transactions With Affiliates. The Borrower will not, directly or indirectly, enter into any transaction (including, but not limited to, the sale or exchange of property or the rendering of any service) with any Affiliate, other than in the ordinary course of its business and upon substantially the same or better terms as it could obtain in an arm's length transaction with a Person who is not an Affiliate.

         Section 5.13 Use of Proceeds. The Borrower will not use the proceeds of the Note for purposes other than those set forth in Section 3.13.

         Section 5.14 RICO. The Borrower will not violate any applicable laws, statutes or regulations, whether federal or state, for which forfeiture of a material portion of its properties is a potential penalty, including, without limitation, RICO.

                                   ARTICLE VI

                                EVENTS OF DEFAULT

         Section 6.01 Events. Any of the following events shall be considered an "Event of Default" as that term is used herein:

                (a) Principal and Interest Payments. Default is made in the payment or prepayment when due of any installment of principal or interest on the Note or any other Indebtedness; or

                (b) Collections. Borrower shall divert any payments away from the Blocked Account or shall accept any payments on the Accounts from any account debtors which payments have not been made to the Blocked Account; or

                (c) Representations and Warranties. Any representation or warranty made by the Borrower, any Subsidiary or any Guarantor in any Security Instrument, including this Agreement, proves to have been incorrect in any material respect as of the date thereof; or any representation, statement (including financial statements), certificate or data furnished or made by the Borrower, any Subsidiary or any Guarantor (or any officer, accountant or attorney of the Borrower or any Subsidiary or any Guarantor) under any Security Instrument, including this Agreement, proves to have been untrue in any material respect, as of the date as of which the facts therein set forth were stated or certified; or

                (d) Affirmative Covenants. Default is made in the due observance or performance of any of the covenants or agreements contained in Article IV of this Agreement; or

                (e)    Negative Covenants.  Default is made in the due
         observance  or   performance  of  any  of  the  covenants  or
         agreements contained in Article V of this Agreement; or

                (f)    [INTENTIONALLY DELETED]; or

                (g) Other Security Instrument Obligations. Default is made in the due observance or performance by the Borrower, any Subsidiary or any Guarantor of any of the covenants or agreements contained in any Security Instrument other than this Agreement, and such default continues unremedied beyond the expiration of any applicable grace period which may be expressly allowed under such Security Instrument; or

                (h)    Involuntary Bankruptcy Proceedings. A receiver,
         conservator, custodian, liquidator, creditors' committee, board of inspectors, or trustee of the Borrower, any Subsidiary or any Guarantor, or of any of their Property, is created, engaged, retained, procured, authorized, or appointed in the United States or under any law of any foreign country by the order or decree of any court or agency or supervisory authority having jurisdiction; or the Borrower, any Subsidiary or any Guarantor becomes a debtor under the Bankruptcy Code of the United States or under the law of any foreign country, or is the subject of an order for relief, or becomes a bankrupt or insolvent; or any of the Borrower's, any Subsidiary's or any Guarantor's Property is sequestered, seized, or attached in the United States or under any law of any foreign country by court order or decree; or a complaint, petition, or similar pleading is filed against the Borrower, any Subsidiary or any Guarantor under any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution, or liquidation law of any jurisdiction, in the United States or in any foreign country, whether such law is now in existence or hereafter in effect; or

                (i) Voluntary Petitions. The Borrower, any Subsidiary or any Guarantor files a petition in bankruptcy or reorganization or seeks relief under any provision of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution, or liquidation law of any jurisdiction, in the United States or in any foreign country, whether such law is now in existence or hereafter in effect, or the Borrower, any Subsidiary or any Guarantor is the subject of an order for relief or winding-up petition entered by any bankruptcy court, or the Borrower or any Subsidiary or any Guarantor consents to the filing of any petition against it under any such law in the United States or in any foreign country; or

                (j) Assignments, Conveyances, or Transfers for Benefit of Creditors. The Borrower, any Subsidiary or any Guarantor makes an assignment, conveyance, or transfer for the benefit of its creditors, or for the purpose of enforcing a lien against its Property, or admits in writing its inability to pay its debts generally as they become due, or is generally not paying its debts as such debts become due, or consents to the appointment of a custodian, receiver, trustee, assignee, or liquidator of all, substantially all, less than substantially all, or any part of its Property for the purpose of enforcing a lien against its Property; or

                (k) Discontinuance of Business. The Borrower or any Subsidiary or Guarantor discontinues its usual business; or

                (l) Default on Other Debt or Security. The Borrower, any Subsidiary or any Guarantor fails to make any payment due on any indebtedness or security (as "security" is defined in the Securities Act of 1933, as amended) or any event shall occur or any condition shall exist in respect of any indebtedness or security of the Borrower, any Subsidiary or any Guarantor, or under any agreement securing or relating to such indebtedness or security, the effect of which is (i) to cause or to permit any holder of such indebtedness or other security or a trustee to cause (whether or not such holder or trustee elects to cause) such indebtedness or security, or a portion thereof, to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, or (ii) to permit a trustee or the holder of any security (other than common stock or membership interest of the Borrower or of any Subsidiary or Guarantor) to elect (whether or not such holder or trustee does elect) a majority of the managers or directors of the Borrower or of such Subsidiary or Guarantor; or

                (m) Undischarged Judgments. If judgment for the payment of money in excess of Ten Thousand and No/100 Dollars ($10,000.00) is rendered by any court or other governmental body against the Borrower, any Subsidiary or any Guarantor and the Borrower, Subsidiary or Guarantor does not immediately discharge the same or provide for its immediate discharge in accordance with its terms, or procure a stay of execution thereof within ten (10) days from the date of entry thereof, and within said period of ten (10) days from the date of entry thereof or such longer period during which execution of such judgment shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal while providing such reserves therefor as may be required under GAAP; or

                (n)    [INTENTIONALLY DELETED]; or

                (o) Fraudulent Transfers. The Borrower or any Guarantor shall have concealed, removed, or permitted to be concealed or removed, any part of its Property, with intent to hinder, delay or defraud its creditors or any of them, or made or suffered a transfer of any of its Property which may be fraudulent under any bankruptcy, fraudulent transfer or similar law; or shall have made any transfer of its Property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid; or shall have suffered or permitted, while insolvent, any creditor to obtain a Lien upon any of its Property through legal proceedings or distraint or other process which is not vacated within sixty (60) days from the date thereof; or

                (p) Forfeiture. The filing of formal charges under a federal or state law for which forfeiture of Borrower's or any of its Subsidiaries' or any Guarantors' Property is a potential penalty.

         Section 6.02 Remedies. Upon demand or the happening of any Event of Default specified in Section 6.01, (i) the Lender may declare the entire principal amount of all Indebtedness then outstanding including interest accrued thereon to be immediately due and payable (provided, that the occurrence of any event described in Subsections 6.01(h), 6.01(i), 6.01(j), 6.01(k) or 6.01(n) shall automatically accelerate the maturity of the Indebtedness, without the necessity of any action by the Lender) without presentment, demand, protest, notice of protest or dishonor, notice of default, notice of intent to accelerate the maturity thereof, notice of acceleration of the maturity thereof, or other notice of any kind, all of which are hereby expressly waived by the Borrower, each Subsidiary and each Guarantor; (ii) the Lender may enforce all of its rights under the Security Instruments and under applicable law; and (iii) all obligations, if any, of the Lender hereunder, including the Commitment, shall immediately cease and terminate unless and until the Lender shall reinstate same in writing.

         Section 6.03 Prohibition of Transfer, Assignment and Assumption. This Agreement pertains to the extension of debt financing and financial accommodations for the benefit of the Borrower and the Subsidiaries and cannot be transferred to, assigned to or assumed by any other person or entity either voluntarily or by operation of law. In the event Borrower or any Subsidiary becomes a debtor under the Bankruptcy Code of the United States or under the law of any foreign country, any trustee or debtor in possession may not assume or assign this Agreement nor delegate the performance of any provision hereunder.

         Section 6.04 Right of Set-off. Upon the occurrence, and during the continuance, of any Event of Default, or if the Borrower becomes insolvent, however evidenced, unless Lender has called the Loan or accelerated the Note, the Lender and any agent bank of the Lender is hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower), to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lender or any agent bank of the Lender to or for the credit or the account of the Borrower against any and all of the Indebtedness of the Borrower, irrespective of whether or not the Lender shall have made any demand under this Agreement or the Note and although such obligations may be unmatured. The Lender agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Lender may have. The rights contained in this Section 6.04 shall inure to the benefit of any participant in any loans made hereunder.

                                   ARTICLE VII

                                   CONDITIONS

         The  obligation  of the Lender to make the loans to be evidenced by the
Note is subject to the accuracy of each and every representation and warranty of the Borrower and its Subsidiaries made or referred to in each Security Instrument, including this Agreement, or in any certificate delivered to the Lender pursuant to or in connection with any Security Instrument, including this Agreement, to the performance by the Borrower of its obligations to be performed hereunder on or before the date of the Loan, and to the satisfaction of the following further conditions which must be satisfied as of the date of this Agreement or the respective advances under the Note.

         Section 7.01 Closing. The delivery of all instruments and certificates referred to in this Article VII not theretofore delivered and for the making of the loans provided for in Article II of this Agreement shall occur on or before November 15, 2004.

         Section 7.02 Note. The Borrower shall have duly and validly issued, executed and delivered the Note to the Lender.

         Section 7.03 Organizational Documents. The Lender shall have received a copy, certified as true by the Secretary or Assistant Secretary of the Borrower or the Subsidiary, respectively, of the articles or certificate of incorporation and the bylaws of the Borrower and any Subsidiary which is to execute this Agreement or any Security Instrument pursuant to this Agreement.

         Section 7.04 Secretary's Certificates. The Lender shall have received, on or before the date of Closing, certificates of the Secretary of the Borrower and any Subsidiary which is to execute any Security Instrument pursuant to this Agreement setting forth (i) resolutions of its board of directors or managers in form and substance satisfactory to the Lender with respect to the authorization of the Note, this Agreement and any other Security Instruments provided herein and the officers authorized to sign such instruments, and (ii) specimen signatures of the officers so authorized.

         Section 7.05 Opinion of Borrower's Counsel. The Lender shall have received prior to the Closing from counsel for the Borrower and its Subsidiaries, a favorable written opinion satisfactory to the Lender and its counsel, as to the matters contained in Sections 3.01, 3.02, 3.03, 3.04 and 3.05 hereof, and as to such counsel's knowledge of pending or threatened material litigation or governmental or regulatory proceedings against the Borrower or any Subsidiary or any of the Property of the Borrower or any Subsidiary or Guarantor; and as to the validity, creation, attachment and perfection of Liens under any of the Security Instruments; and as to such other matters incident to the transactions herein contemplated as the Lender or its counsel may request.

         Section 7.06 Counsel of Lender. At the time of the loans hereunder, all legal matters incident to the transactions herein contemplated shall be satisfactory to counsel of the Lender.

         Section 7.07 No Default. At the time of each loan hereunder, no Default shall have occurred, and there shall not have occurred any condition, event or act which constitutes, or with notice or lapse of time (or both) would constitute a default or event of default under any loan agreement, note agreement or trust indenture to which the Borrower or any Subsidiary or Guarantor is a party.

         Section 7.08 No Material Adverse Changes. Prior to each loan, there shall have occurred, in the opinion of the Lender, no material adverse changes, either in any case or in the aggregate, in the assets, liabilities, financial condition, business, operations, affairs, management, control or circumstances of the Borrower or any Subsidiary or Guarantor, from those reflected in the Financial Statements (or, with respect to any Guarantor, the financial statements of such Guarantor required to be delivered to the Lender) or by the facts warranted or represented in any Security Instrument, including this Agreement.

         Section 7.09 Other Security Instruments and Information. The Borrower shall have duly and validly executed and delivered, or caused to be executed and delivered, to the Lender the following instruments, each in form and substance satisfactory to the Lender, in sufficient executed counterparts for recording purposes, as security for the Note and other Indebtedness and shall have delivered the following documents containing information necessary to the preparation and perfection of the liens created by such instruments:

                (a) Security agreements covering all of the Borrower's cash, accounts receivable, general intangibles, inventory, unencumbered machinery and equipment, chattel paper, intellectual property, instruments, and documents;

                (b) Financing statements relating to the items described in Subsection (a) and in Section 7.10;

                (c)    [INTENTIONALLY DELETED]; and

                (d)    The Blocked Account Agreement.

         Section 7.10 Guaranties. The Guarantors shall have duly and validly executed and delivered, or caused to be executed and delivered to the Lender, in form and substance satisfactory to Lender, certain guaranty agreements and certain security agreements granting Lender a lien on all of each Guarantor's assets. The Validity Guarantors shall have duly and validly executed and delivered, or caused to be executed and delivered to Lender, in form and substance satisfactory to Lender, certain validity guaranties regarding the Borrower's accounts receivable.

         Section 7.11  Recordings. The Security Instruments described in Section
7.09 hereof, including financing statements, security agreements and other notices related thereto, shall have been duly delivered to the appropriate offices for filing, recording or registration, and the Lender shall have received confirmations of receipt thereof from the appropriate filing, recording or registration offices.

         Section 7.12  [INTENTIONALLY DELETED].

         Section 7.13 Closing Fee. Lender shall have received the Closing Fee in immediately available funds.

         Section 7.14 Additional Matters. The Lender shall have received all exhibits, annexes and schedules herein referenced and such additional reports, certificates, documents, statements, legal opinions, agreements and instruments, in form and substance reasonably satisfactory to the Lender, as the Lender shall have reasonably requested from the Borrower, Guarantors and their counsel.

         Section 7.15 Revolving Credit Advances. Advances under the Note shall further be subject to the following specific conditions:

                (a) There shall have been no Default under this Agreement or under any of the other Security Instruments;

                (b) The Financial Statements and all other financial information required by the Lender shall have been furnished and shall be, as of the date of the requested advance, true, correct, and complete;

                (c) The financial condition of the Borrower, as shown by the most recent Financial Statement described in
         Section 4.01(b) hereof, shall be acceptable to the Lender, in its sole discretion; and

                (d) All of the representations and warranties made by Borrower is this Agreement shall be true and correct as of the date of the requested advance.

         Section 7.16 Subordination Agreements. Lender shall have received fully-executed Subordination Agreements under terms and conditions acceptable to Lender from each of Borrower's subordinated lenders (collectively, the "Subordinated Lenders"), including, without limitation, an agreement from ISSI providing that, among other items, the intercompany payable of approximately $5,100,000.00 owed by Borrower to ISSI shall not be paid by Borrower without Lender's prior written consent, which consent may be refused at Lender's sole discretion.

         Section 7.17  [INTENTIONALLY DELETED]

         Section 7.18 No Liens. Other than liens permitted under Section 5.02, Borrower's Property shall be free of all liens, claims, and encumbrances.

         Section 7.19  [INTENTIONALLY DELETED]

                                  ARTICLE VIII

                                  MISCELLANEOUS

         Section 8.01 Notices. All communications under or in connection with this Agreement or the Note shall be in writing and shall be mailed by registered or certified mail, return receipt requested, postage prepaid, or personally delivered to an officer of the receiving party. All such communications shall be mailed or delivered as follows:

                (a) If to the Borrower, B&B ARMR Corporation, 14113 Main Street, Norwood, Louisiana 70761, or to such other address or to such individual's or department's attention as it may have furnished the Lender in writing;

                (b) If to the Lender, Briar Capital, L.P., 1500 City West Boulevard, Suite 225, Houston, Texas 77042, or to such other address or to such individual's or department's attention as it may have furnished to the Borrower in writing.

Any notice so addressed and mailed by registered or certified mail, return receipt requested, shall be deemed to be given when so mailed, and any notice so delivered in person shall be deemed to be given when receipted for by, or actually received by, an authorized officer of the Borrower or the Lender, as the case may be.

         Section 8.02 Deviation from Covenants. The procedure to be followed by the Borrower to obtain the consent of the Lender to any deviation from the covenants contained in this Agreement or any other Security Instrument shall be as follows:

                (a) The Borrower shall send a written notice to the Lender setting forth (i) the covenant(s) relevant to the matter, (ii) the requested deviation from the covenant(s) involved, and (iii) the reason for the requested deviation from the covenant(s); and

                (b) The Lender will within a reasonable time send a written notice to the Borrower, signed by an authorized officer of the Lender, permitting or refusing the request; but in no event will any deviation from the covenants of this Agreement or any other Security Instrument be effective without the written consent of the Lender.

         Section 8.03 Invalidity. In the event that any one or more of the provisions contained in the Note, this Agreement or in any other Security Instrument shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of the Note, this Agreement or any other Security Instrument.

         Section 8.04 Survival of Agreements. All representations and warranties of the Borrower herein, and all covenants and agreements herein not fully performed on or before the Effective Date of this Agreement, shall survive such date.

         Section 8.05 Successors and Assigns. All covenants and agreements contained by or on behalf of the Borrower or any Subsidiary or any Guarantor in the Note, this Agreement and any other Security Instrument shall bind its successors and assigns or the heirs and personal representatives of any individual Guarantor and shall inure to the benefit of the Lender and its successors and assigns; except that neither the Borrower nor any Guarantor nor any Person acting on behalf of any of them may assign any of their rights hereunder without the prior written consent of Lender. In the event that the Lender sells participations in the Note, or other Indebtedness of the Borrower incurred or to be incurred pursuant to this Agreement, to other lenders, each of such other lenders shall have the rights of set off against such Indebtedness and similar rights or Liens to the same extent as may be available to the Lender.

         Section 8.06 Renewal, Extension or Rearrangement. All provisions of this Agreement relating to the Note or other Indebtedness shall apply with equal force and effect to each and all promissory notes hereinafter executed which in whole or in part represent a renewal, extension, increase or rearrangement of any part of the Indebtedness originally represented by the Note or of any part of such other Indebtedness. Any provision of this Agreement to be performed during the "term of this Agreement," "term hereof" or similar language, shall include any extension period.

         Section 8.07 Waivers. No course of dealing on the part of the Lender, its officers, employees, consultants or agents, nor any failure or delay by the Lender with respect to exercising any right, power or privilege of the Lender under the Note, this Agreement or any other Security Instrument shall operate as a waiver thereof, except as otherwise provided in Section 8.02 hereof.

         Section 8.08 Cumulative Rights. Rights and remedies of the Lender under the Note, this Agreement and each other Security Instrument shall be cumulative, and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy.

         Section 8.09 Construction. This Agreement is, and each of the Note will be, a contract made under and shall be construed in accordance with and governed by the laws of the State of Texas.

         Section 8.10 Interest. It is the intention of the parties hereto to conform strictly to applicable usury laws now in force. Accordingly, if the transactions contemplated hereby would be usurious under applicable law, then, in that event, notwithstanding anything to the contrary in the Note, this Agreement or in any other Security Instrument or agreement entered into in connection with or as security for the Note, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, charged or received under the Note, this Agreement or under any of the other aforesaid Security Instruments or agreements or otherwise in connection with the Note shall under no circumstances exceed the maximum amount of interest permitted by applicable law, and any excess shall be credited on the Note by the holder thereof (or, if the Note shall have been paid in full, refunded to the Borrower); (ii) determination of the rate of interest for determining whether the loans hereunder are usurious shall be made by amortizing, prorating, allocating and spreading, during the full stated term of such loans, all interest at any time contracted for, charged or received from the Borrower in connection with such loans, and any excess shall be cancelled, credited or refunded as set forth in (i) herein; and (iii) in the event that the maturity of the Note is accelerated by reason of an election of the holder thereof resulting from any Default or Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the maximum amount permitted by applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be cancelled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the Note (or, if the Note shall have been paid in full, refunded to the Borrower).

         Section 8.11  Multiple Originals. This Agreement may be executed in two
(2) or more copies; each fully executed copy shall be deemed an original, but all of which together shall constitute one and the same instrument.

         Section 8.12 Exhibits and Schedules. All exhibits and schedules to this Agreement are incorporated herein by this reference for all purposes. The exhibits and schedules may be attached hereto, or bound together with or separately from this Agreement, and such binding shall be effective to identify such exhibits and schedules as if attached to this Agreement.

         Section 8.13 No Triparty Loan. Texas Finance Code, Section 346.003 et seq. (which regulates certain revolving loan accounts and revolving triparty accounts) shall not apply to the loans evidenced by this Agreement or the Note.

         Section 8.14 Applicable Rate Ceiling. Unless changed in accordance with law, the applicable rate ceiling under Texas law shall be the indicated (weekly) rate ceiling from time to time in effect as provided in Texas Finance Code, Section 306.001 et seq.

         Section 8.15 Performance and Venue/Jurisdiction/Choice of Law. The obligations of Borrower contained herein are performable at Lender's offices in Houston, Harris County, Texas.

         ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT AND THE OTHER SECURITY INSTRUMENTS TO WHICH THE BORROWER IS A PARTY MAY BE BROUGHT IN THE COURTS OF THE STATE OF TEXAS OR OF THE UNITED STATES LOCATED IN HARRIS COUNTY, TEXAS AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF THE BORROWER'S PROPERTY, UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS WITH RESPECT TO ANY SUCH ACTION OR PROCEEDING. THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER'S ADDRESS SET FORTH IN THE NOTICE PROVISIONS HEREIN, SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING. NOTHING IN THIS AGREEMENT SHALL AFFECT THE RIGHT OF THE LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE BORROWER IN ANY OTHER JURISDICTION.

         THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH THE BORROWER MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE COURTS REFERRED TO HEREINABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

         THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS AND THE LAWS OF THE UNITED STATES OF AMERICA.

         Section 8.16 Negotiation of Documents. This Agreement, the Note and all other Security Instruments have been negotiated by the parties at arm's length, each represented by its own counsel, and the fact that the documents have been prepared by the Lender's counsel, after such negotiation, shall not be cause to construe any of such documents against the Lender.

         Section 8.17 Notices Received by Lender. Any instrument in writing, telex, telegram, telecopy or cable received by the Lender in connection with any loan hereunder, which purports to be dispatched or signed by or on behalf of the Borrower, shall conclusively be deemed to have been signed by such party, and Lender may rely thereon and shall have no obligation, duty or responsibility to determine the validity or genuineness thereof or authority of the Person or Persons executing or dispatching the same.

         Section 8.18 Debtor-Creditor Relationship. None of the terms of this Agreement or of any other document executed in conjunction herewith or related hereto shall be deemed to give the Lender the rights or powers to exercise control over the business or affairs of the Borrower. The relationship between the Borrower and the Lender created by this Agreement is only that of debtor-creditor, and Lender does not owe Borrower any fiduciary duties. All parties hereby acknowledge and agree that (i) at no time shall Lender be deemed to be a fiduciary of Borrower or its Subsidiaries or Guarantors, (ii) no fiduciary relationship shall exist as between Borrower or its Subsidiaries or Guarantors and Lender as a result of the terms of this Agreement or any of the Security Instruments or otherwise, (iii) at all times the relationship between Borrower and Lender shall be that of debtor and creditor, and (iv) in connection with the implementation of the terms of this Agreement and any applicable
Security Document, Lender shall be acting in its own self interest, which at times may conflict with the best interests of the Borrower.

         Section 8.19 No Third-Party Beneficiaries. This Agreement is for the sole and exclusive benefit of the Borrower and Lender and their successors and permitted assigns. This Agreement does not create, and is not intended to create, any rights in favor of or enforceable by any other Person. This Agreement may be amended or modified by the agreement of the Borrower and Lender, without any requirement or necessity for notice to, or the consent of or approval of any other Person.

         Section 8.20 Release of Liability. To the maximum extent permitted by law from time to time in effect, Borrower hereby knowingly, voluntarily and intentionally (and after it has consulted with its own attorney) irrevocably and unconditionally agrees that no claim may be made by Borrower against the Lender or any of its affiliates, participants, partners, shareholders, directors, officers, employees, attorneys, accountants, or agents or any of its or their successors and assigns (each an "Indemnitee"), for any actual, direct, special, indirect, consequential or punitive damages in respect of any breach or wrongful conduct (whether the claim is based on contract, tort or statute) arising out of, or related to, the transactions contemplated by any of this Agreement, the Note, the other Security Instruments or any other related documents, or any act, omission, or event occurring in connection herewith or therewith. In furtherance of the foregoing, Borrower hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor, and Borrower shall indemnify and hold harmless each Indemnitee of and from any such claims. Upon the full payment of the Indebtedness, and prior to Lender releasing any lien or security interest in Property given to secure the Indebtedness, Borrower, each Subsidiary and the Guarantors shall execute a release agreement, in form and substance satisfactory to Lender, releasing each Indemnitee from any and all claims, demands, actions, causes of action, costs, expenses and liabilities whatsoever, known or unknown, at law or in equity, which the Borrower, each Subsidiary or the Guarantors may have, as of the date of execution of such release or in the future, against the Indemnitees arising out of or in connection with this Agreement or any related documents. Without prejudice to the survival of any other obligations of Borrower under this Agreement and under the other Security Instruments to which Borrower is a party, the obligations of Borrower under this Section 8.20 shall survive the termination of this Agreement and the other Security Instruments and the payment of the Indebtedness.

         Section 8.21 DTPA Waiver. BORROWER ACKNOWLEDGES AND AGREES, ON ITS OWN BEHALF AND ON BEHALF OF ANY PERMITTED ASSIGNS AND SUCCESSORS HEREAFTER, THAT THE DTPA IS NOT APPLICABLE TO THIS TRANSACTION. ACCORDINGLY, BORROWER'S RIGHTS AND REMEDIES WITH RESPECT TO THE TRANSACTION CONTEMPLATED UNDER THIS AGREEMENT, AND WITH RESPECT TO ALL ACTS OR PRACTICES OF THE LENDER, PAST, PRESENT OR FUTURE, IN CONNECTION WITH SUCH TRANSACTION, SHALL BE GOVERNED BY LEGAL PRINCIPLES OTHER THAN THE DTPA. IN FURTHERANCE THEREOF, BORROWER AGREES AS FOLLOWS:

         BORROWER WAIVES ITS RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT, SECTION 17.41 ET SEQ., BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF BORROWER'S OWN SELECTION, BORROWER VOLUNTARILY CONSENTS TO THIS WAIVER.

         Section 8.22 Waiver of Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (I) ARISING UNDER THIS LOAN AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO. IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE, EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTIONS SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

         Section 8.23 Final Expression. THIS WRITTEN LOAN AGREEMENT, THE NOTE AND THE SECURITY INSTRUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES HERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES HERETO.

         Section 8.24 Indemnification. Borrower agrees to indemnify and shall indemnify each Indemnitee from, and hold each of them harmless against, any and all losses, liabilities, claims or damages (including reasonable legal fees and expenses) to which any of them may become subject, insofar as such losses, liabilities, claims or damages arise out of or result from this Agreement or any other Security Instrument to which Borrower is a party or any investigation, litigation or other proceeding (including any threatened investigation or proceeding) relating to the foregoing, and Borrower shall reimburse each Indemnitee upon demand for any expenses (including legal fees) reasonably incurred in connection with any such investigation or proceeding; but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence, willful misconduct or unlawful acts of such Indemnitee. WITHOUT LIMITING ANY PROVISION OF THIS AGREEMENT, IT IS THE EXPRESS INTENTION OF BORROWER THAT EACH INDEMNITEE SHALL BE INDEMNIFIED AND HELD HARMLESS AGAINST ALL SUCH LOSSES, LIABILITIES, CLAIMS OR DAMAGES ARISING OUT OF OR RESULTING FROM THE SOLE, ORDINARY OR CONTRIBUTORY NEGLIGENCE OF SUCH INDEMNITEE, BUT NOT FROM THE GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR UNLAWFUL ACTS OF SUCH INDEMNITEE. Without prejudice to the survival of any other obligations of Borrower under this Agreement and under the other Security Instruments to which Borrower is a party, the obligations of Borrower under this Section 8.24 shall survive the termination of this Agreement and the other Security Instruments and the payment of all amounts owed pursuant to such Security Instruments, and/or the assignment of the Security Instruments.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed as of the date first above written.

 LENDER:                                         BORROWER:
 ---------------------------                     -----------------------

 BRIAR CAPITAL, L.P.,                            B&B ARMR CORPORATION, a
 a Texas limited partnership                     Delaware corporation


By:  Briar Capital General, LLC, a Texas
      limited liability company, its             By: /S/ Peter Beare
      general partner                                ---------------------
                                                     Peter Beare, Chairman

      By: /S/ Frank Goldberg
          -------------------
          Frank Goldberg, CEO


GUARANTORS:                                      VALIDITY GUARANTORS:
 ---------------------------------               --------------------

 INTEGRATED SECURITY SYSTEMS, INC.,
 a Delaware corporation                          /S/ C.A. RUNDELL, JR.
                                                 -------------------------------
                                                 C.A. RUNDELL, JR., Individually

 By: /S/ C.A. RUNDELL, JR.
     -----------------------------------         /S/ PETER BEARE
     C.A. Rundell, Jr., Chairman and CEO         -------------------------
                                                 PETER BEARE, Individually

 INTELLI-SITE, INC., a Texas corporation
                                                 /S/ TED WLAZLOWSKI
                                                 ----------------------------
 By: /S/ C.A. RUNDELL, JR.                       TED WLAZLOWSKI, Individually
     ---------------------------
     C.A. Rundell, Jr., Chairman

List of Schedules and Exhibits

Schedule 4.01(g)          Form of Borrowing Base Certificate
Schedule 5.07             List of Leases
Exhibit 1.1A              Form of Blocked Account Agreement
Exhibit 1.1B              Form of Revolving Promissory Note

                               SCHEDULE "4.01(g)"

                           BORROWING BASE CERTIFICATE

         In accordance with the Section 4.01(g) of that certain Loan Agreement dated effective as of November 10, 2004, between Briar Capital, L.P. (the "Lender"), and B&B ARMR Corporation (the "Borrower"), the undersigned chief financial officer of the Borrower hereby certifies to Lender that:

         1. He is the duly elected, qualified, and acting Chief Financial Officer or agent of Borrower. He is familiar with the facts herein certified and is duly authorized to certify such facts and make and deliver this Borrowing Base Report for and on behalf of Borrower.

         2. All representations and warranties made by Borrower in the Loan Agreement (hereinafter defined) and in each of the other Security Instruments are true and correct on and as of the date hereof as if such representations and warranties had been made as of the date hereof.

         3.     No Default or Event of Default has occurred and is continuing.

         4. The financial information contained on the Borrowing Base Report attached hereto is true and correct in all respects.

         5. Borrower has performed and complied with all agreements and conditions required in the Security Instruments to be performed or complied with by it on or prior to any further advances under the Loan Agreement.

         6. After Briar funds the amount shown under "Requested Advance" on the Borrowing Base Report attached hereto, the aggregate amount of the loan will not exceed the lesser of (i) the Accounts Advance Amount plus the Inventory Advance Amount as defined in the Loan Agreement or (ii) $3,000,000.

         7. All information contained in this Borrowing Base Report is true, correct and complete. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Loan Agreement (herein so called) dated effective as of November 10, 2004, executed by Borrower and Briar, as amended.

IN WITNESS WHEREOF, this Certificate is executed by the undersigned as of _____________________, 20____.

                                         By:
                                             ----------------------------------
                                         Printed Name:
                                                       ------------------------
                                         Title:  Chief Financial Officer of B&B
                                                 ARMR Corporation

                                 SCHEDULE "5.07"

                                 LIST OF LEASES

                                 EXHIBIT "1.1A"

                        FORM OF BLOCKED ACCOUNT AGREEMENT

                                 EXHIBIT "1.1B"

                        FORM OF REVOLVING PROMISSORY NOTE